UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) —November 13, 2008

ASSURED GUARANTY LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd.

30 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 299-9375

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On November 14, 2008, Assured Guaranty Ltd.(the “Company) announced that it had reached a definitive agreement (the “Purchase Agreement”) with Dexia SA (“Dexia”) to purchase Financial Security Assurance Holdings Ltd., a New York corporation (“FSA”), the parent of financial guaranty insurance company, Financial Security Assurance, Inc.

The material terms of the Purchase Agreement are described below.  Reference is made to the full text of the Purchase Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and hereby incorporated herein by reference.

The Company expects to finance the cash portion of the acquisition with the proceeds of a public equity offering.  The Company has received a back-up commitment from funds affiliated with WL Ross & Co. LLC to fund the cash portion of the purchase price with the purchase of newly issued common shares.  This back-up commitment is described below.  Reference is made to the full text of the WLR Back-Up Commitment which is filed as Exhibit 10.2 to this Current Report on Form 8-K and hereby incorporated herein by reference.

FSA Purchase Agreement

General

On November 14, 2008, the Company entered into the Purchase Agreement with Dexia Holdings, Inc., a Delaware corporation (“Seller”) and Dexia Credit Local S.A., a French share company licensed as a bank under French law, pursuant to which the Company agreed to buy 33,296,733 issued and outstanding shares of common stock of FSA, representing as of the date hereof approximately 99.8524% of the issued and outstanding shares of common stock of FSA.  The purchase price is $722 million, consisting of $361 million in cash and 44,657,000 Common Shares of the Company.

Share Consideration

If prior to the closing date under the Purchase Agreement the Company issues new Common Shares (other than pursuant to an employee benefit plan) or other securities that are convertible into or exchangeable for or otherwise linked to Common Shares at a purchase  price per share of less than $8.10, then the Company shall issue to Seller on the closing date an additional number of the Company’s Common Shares with an aggregate value as of the closing date (measured based on the average of the volume weighted average price per share for each day in the 20 New York Stock Exchange trading day period ending 3 business days prior to the closing date) representing the amount of dilution as a result of such issuance.

The Company may elect to pay $8.10 per share in lieu of up to 22,283,951 Common Shares that it would otherwise deliver as part of the purchase price.

Seller Agreements with Respect to Company Common Shares

Seller has agreed that the voting rights with respect to Common Shares issued as part of the purchase price shall be reduced so that the voting rights with respect to all such Common Shares will constitute less than 9.5% of the voting power of all of the Company’s issued and outstanding Common Shares.  In addition, Seller has agreed to certain standstill provisions.  The Seller has also agreed not to sell or otherwise transfer, subject to certain limited exceptions, any of the Common Shares issued as part of the purchase price for one year following their issuance.

The Company has agreed to file a registration statement within 60 days following the closing to register for resale the Common Shares it issues as part of the purchase price.  The Company has also agreed to provide piggyback registration rights for such shares.

Board Representation

If the portion of the purchase price paid in Common Shares of the Company is more than 15% of the total Common Shares outstanding on the closing date (after giving effect to all Common Shares issued on such date), then upon the written request of Seller, the Company’s Board of Directors shall appoint one nominee of Seller to serve as a member of the Company’s Board of Directors.  At such time as Seller no longer owns Common Shares of the Company representing at least 10% of the total number of Company Common Shares outstanding, Seller will not longer be entitled to nominate a representative to the Company’s Board.

Retention of Liabilities Associated with Financial Products Business

The parties have agreed to cooperate in good faith to promptly negotiate and execute a number of agreements pursuant to which the Seller would manage the assets, liabilities, operations and business of FSA’s financial products business (which consists primarily of its guaranteed investment contract and medium-term notes businesses) and retain all benefits of, and risks and liabilities, including liquidity risks, associated with, FSA’s financial products business.

The Seller has agreed that it, or an affiliate reasonably acceptable to the Company, will provide a liquidity facility of up to $2 billion to FSA for the purpose of covering the liquidity risk arising out of early termination events with respect to certain leveraged lease transactions guaranteed by FSA.

Under specified circumstances, the Seller and Buyer may restructure the form of the transaction so that the ownership interests of the Seller’s subsidiaries engaged in the financial products business, or all of their assets and liabilities, will be transferred to the Seller’s parent  prior to the closing.  No consideration would be payable to the Seller in connection with any such transaction.

Non-Solicit and Non-Competition Provisions

The Company has agreed that for one year following closing it will not solicit employees of the Seller and its affiliates (other than employees of FSA or its subsidiaries).  The Seller has agreed for one year following the closing it will not solicit employees of the Company or FSA or their subsidiaries and that it will not engage in the business of monoline municipal bond financial guarantee insurance in the United States.

Other Terms

The Purchase Agreement also contains customary representations, covenants and indemnification provisions.

The closing is subject to approval by the Company’s shareholders and confirmation from rating agencies that the transaction will not result in a downgrade of the ratings of Assured Guaranty Corp., Assured Guaranty (UK) Ltd. and Assured Guaranty Re Ltd. or of FSA, as well as to receipt of regulatory and antitrust approvals and other customary closing conditions.

The Purchase Agreement may be terminated by mutual consent of the Buyer and Seller or by either party if the other party materially breaches the Purchase Agreement, if an event occurs that makes the satisfaction of a closing condition impossible or if the closing does not occur by August 14, 2009.

ACE Voting Agreement

In connection with the Purchase Agreement, the Seller entered into an agreement with ACE Bermuda Insurance Ltd. (“ACE”), the holder of 19,157,401 Common Shares of the Company (or approximately 21.1% of the Company’s outstanding Common Shares, pursuant to which ACE has agreed to vote all of its Common Shares in favor of the issuance of Common Shares pursuant to the Purchase Agreement and  against any action or agreement that could reasonably be expected to impede, interfere with or prevent such issuance or any of the transactions contemplated by the Purchase Agreement.  ACE has also agreed not to sell any of its Common Shares.  The agreement with ACE will shall terminate upon the first to occur of (a) the closing of the transactions contemplated by the Purchase Agreement or (b) termination of the Purchase Agreement in accordance with its terms.  The agreement may also be terminated by the mutual agreement of the Seller and ACE.

WLR Back-Stop Commitment

In conjunction with the Purchase Agreement, the Company entered into an Amendment to Investment Agreement (the “Amendment”) dated as of November 13, 2008 with WLR Recovery Fund IV, LP, a Delaware limited partnership (the “Investor”), which amended the Investment Agreement (the “Investment Agreement”) dated as of February 28, 2008 between the Company and the Investor.  Pursuant to the Amendment, the Investor granted the Company the option to cause the Investor (or one of its affiliates) to purchase from the Company or Assured Guaranty US Holdings Inc. a number of Common Shares of the Company equal to the quotient of (i) the aggregate dollar amount not to exceed $361 million specified by the Company divided by (ii) the volume weighted average price of a Common Share on the NYSE for the 20 NYSE trading days ending with the last NYSE trading day immediately preceding the date of the closing under the Purchase Agreement, with a floor of $6.00 and a cap of $8.50.

The Investor has no obligation to purchase these Common Shares pursuant to the Amendment until the closing under the Purchase Agreement occurs.  The Company will use the proceeds from the sale of Common Shares pursuant to the Amendment solely to pay a portion of the purchase price under the Purchase Agreement.

The Company has paid the Investor a nonrefundable commitment fee of $10,830,000 in connection with the option granted by the Amendment and to pay the Investor’s expenses in connection with the transactions contemplated thereby.

If the Company offers Common Shares for sale other than pursuant to the Amendment to fund a portion of the purchase price under the Purchase Agreement, the Investor has pre-emptive rights to purchase a portion of the Common Shares so sold.  The portion of Common Shares which the Investor is entitled to purchase under such pre-emptive right is equal to the greater of (1) 25% of the shares offered in such sale and (2) the number of shares offered in such sale that is derived by dividing $150,000,000 by the price paid in such sale.  If such sale of Common Shares is a public offering and the managing underwriter determines that such level of participation would be detrimental to such public offering, the Investor’s participation will be reduced to the level recommended by such managing underwriter but in no event to below 25% of the Common Shares offered in such public offering.

The Company will seek shareholder approval of the issuance of Common Shares to the Investor.

Except as otherwise specifically provided in the Amendment, all of the terms and conditions set forth in the Investment Agreement applicable to shares purchased after the initial investment pursuant to the Investment Agreement will apply to Common Shares purchased pursuant to the Amendment.  The purchase and sale of the Common Shares pursuant to the Amendment will reduce the Investor’s remaining commitment under the Investment Agreement.  Reference is made to Item 9B the Company’s annual  report on Form 10-K for the year ended December 31, 2008 for a description of the Investment Agreement.

The Amendment may be terminated by either the Company or the Investor if the closing under the Purchase Agreement does not occur by August 14, 2009 and will be automatically terminated if the Purchase Agreement is terminated.  The Amendment may also be terminated by the mutual agreement of the Company and the Investor; by either the Company or the Investor if a nonappealable a final judgment is issued prohibiting the closing under the Amendment or prohibiting or restricting the Investor or its affiliates from owning or voting any Common Shares purchased pursuant to the Amendment; by the Investor if the Company amends Purchase Agreement in any material respect without the prior written consent of the Investor; by the Investor if the Company’s board recommendation to shareholders is withdrawn or modified in a manner determined by the Investor in good faith to be adverse to it; or by the Investor if the Company or one of its subsidiaries becomes subject to an insolvency action.

A copy of the press release announcing the transaction is attached as Exhibit 99.3 and incorporated herein by reference.

Item 7.01                               Regulation FD Disclosure.

On November 14, 2008, Assured Guaranty Ltd. made available on the Investor Information section of its website its presentation on the acquisition of Financial Security Assurance Holdings Ltd. (http://www.assuredguaranty.com/investor/ltd/presentations.aspx)

Item 9.01                               Financial Statements and Exhibits.

(d)  Exhibits

Exhibit
Number	Description

99.1	Purchase Agreement among Dexia Holdings Inc., Dexia Credit Local S.A. and the Company dated as of November 14, 2008

99.2	Amendment to Investment Agreement dated as of November 13, 2008 between the Company and WLR Recovery Fund IV, L.P.

99.3	Press Release dated November 14, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURED GUARANTY LTD.

By:	/s/ James M. Michener
Name: James M. Michener
Title: General Counsel

DATE:  November 17, 2008

EXHIBIT INDEX

Exhibit Number	Description

99.1	Purchase Agreement among Dexia Holdings Inc., Dexia Credit Local S.A. and the Company dated as of November 14, 2008

99.2	Amendment to Investment Agreement dated as of November 13, 2008 between the Company and WLR Recovery Fund IV, L.P.

99.3	Press Release dated November 14, 2008